Exhibit (e)(9)

CHANGE IN CONTROL SEVERANCE AGREEMENT

This Agreement between Alessandria Albers (“you”) and VERSAR, INC. (“Company”) has been entered into as of May 12, 2014. This Agreement promises you severance benefits if, following a Change of Control, you are terminated without Cause or resign for Good Reason during the  Term of this Agreement. Capitalized terms are defined in the last section of this Agreement.

1.              Purpose

The Company considers a sound and vital management team to be essential. Management personnel who become concerned about the possibility that the Company may undergo a Change in Control may terminate employment or become distracted. Accordingly, the Company’s Board of Directors (the “Board”) has determined that it is in the best interests of the Company to enter in to this Agreement with You.

2.              Events That Trigger Severance Benefits

a.              Termination After a Change in Control

You will receive Severance Benefits under this Agreement if, during the Term of this Agreement and after a Change in Control has occurred, your employment is terminated by the Company without Cause (other than on account of your Disability or death) or you resign for Good Reason.

b.              Termination After a Potential Change in Control

You will receive Severance Benefits under this Agreement if, during the Term of this Agreement and after a Potential Change in Control has occurred but before a Change in Control actually occurs, your employment is terminated by the Company without Cause or you resign for Good Reason, but only if either: (i) you are terminated at the direction of a Person who has entered into an agreement with the Company that will result in a Change in Control; or (ii) the event constituting Good Reason occurs at the direction of such Person.

c.               Successor Fails to Assume This Agreement

You will receive Severance Benefits under this Agreement if, during the Term of this Agreement, a successor to the Company fails to assume this Agreement, as provided in Section 12(a).

3.              Events That Do Not Trigger Severance Benefits

You will not be entitled to Severance Benefits if your employment ends because you are terminated for Cause or on account of Disability or because you resign without Good Reason, retire, or die. Except as provided in Section 2(c), you will not be entitled to Severance Benefits while you remain protected by this Agreement and remain employed by the Company, its affiliates, or their successors.

4.              Termination Procedures

If you are terminated by the Company after a Change in Control and during the Term of this Agreement, the Company shall provide you with 30 days’ advance written notice of your termination, unless you are being terminated for Cause. The notice will indicate why you are being terminated and will set forth in reasonable detail the facts and circumstances claimed to provide a basis for your termination. If you are being  terminated for Cause, your notice of termination will include a copy of a resolution duly adopted by the affirmative vote of not less than 51% of the entire membership of the Board (at a meeting of the Board called and held for the purpose of considering your termination (after reasonable notice to you and an opportunity for you and your counsel  to be heard before the Board)) finding that, in the good faith opinion of the Board, Cause for your termination exists and specifying the basis for that opinion in detail. If you are purportedly terminated without the notice required by this Section, your termination shall not be effective.

5.              Severance Benefits

a.              In General

“Severance Benefits” include all of the benefits set forth in Sections 5(b) through 5(f) of this Agreement.

b.              Lump-Sum Payment in Lieu of Future Compensation

In lieu of any further cash compensation for periods after your employment ends, other than cash compensation paid pursuant to any agreement governing the terms of a Change in Control payable to all similarly situated persons, you will be paid a cash lump sum equal to 2 times your annual base salary in effect when your employment ends or, if higher, in effect immediately before the Change in Control, Potential Change in Control, or Good Reason event in connection with which your employment terminated. In addition, and without duplication, you will be paid a cash lump sum equal to 2 times the higher of the aggregate amounts  paid to you (if any) under any existing cash bonus, cash incentive and/or non- equity incentive compensation plans in the calendar year preceding the calendar year in which your employment ends or in the calendar year preceding the calendar year in which the Change in Control occurred (or in which the Potential Change in Control occurred, if benefits are payable under Section 2(b) hereof).

c.               Incentive Compensation

The Company will pay you a cash lump sum equal to any unpaid incentive compensation (that is not otherwise paid to you) that you have been allocated or awarded under any existing bonus, incentive or other programs for performance adopted by the Company for its executive officers and other key employees and relating to measuring periods completed before you became entitled to Severance Benefits under this Agreement. All unvested options to purchase Company common stock will immediately vest and remain exercisable for the longest period of time permitted under the applicable stock option plan. All unvested restricted stock awards and restricted stock unit awards awarded to you will immediately vest.

d.              Group Insurance Benefit Continuation

During the period that begins when you become entitled to Severance Benefits under this Agreement and ends on the last day of the 18th calendar month beginning thereafter, the Company shall provide, at no cost to you or your spouse or dependents, health and dental insurance benefits (or substantially similar benefits) it was providing to you and your spouse and dependents immediately before you became entitled to Severance Benefits under this Agreement. The Company subsidized health and dental insurance coverage shall be treated as satisfying the Company’s COBRA obligations. After this subsidized coverage ends, you, your spouse and dependents may continue any remaining COBRA coverage at your sole cost and expense.

e.               Group Benefit Continuation

During the period that begins when you become entitled to Severance Benefits under this Agreement and ends on the last day of the 24th calendar month beginning thereafter, the Company shall provide, at no cost to you or your spouse or dependents, the life, disability and accident benefits (or substantially similar benefits) it was providing to you and your spouse and dependents before you became entitled to Severance Benefits under this Agreement (or immediately before a benefit reduction that constitutes Good Reason, if you terminate employment for that Good Reason).

f.                 Officer Benefits

In lieu of the medical benefits available to the Company’s officers, including without limitation under the Company’s Executive Medical Plan, you will be entitled to a lump sum payment of $16,000.00.

g.              Medical Benefits

Any additional benefits you are entitled to under the Company’s Retired Officer Medical Benefit Program.

6.              Time for Payment

Subject to the provisions of Section 20 hereof, you will be paid your cash Severance Benefits within five (5) days after the day you become entitled to Severance Benefits under this Agreement (the “Severance Date”) (e.g., within five (5) days following your termination of employment). If the amount you are due cannot be finally determined within that period, you will receive the minimum amount to which you are clearly entitled, as estimated in good faith by the Company. The Company will pay the balance you are due (together with interest at the rate provided in Internal Revenue Code Section 1274(b)(2)(B)) as soon as the amount can be determined, but in no event later than thirty (30) days after the Severance Date. If your estimated payment exceeds the amount you are due, the excess will be a loan to you, which you must repay to the Company within five (5) business days after demand by the Company (together with interest at the rate provided in Code Section 1274(b)(2)(B)). In no event will any cash Severance Benefits  be paid to you later than March 15 of the calendar year following the calendar year in which you become entitled to such Severance Benefits.

7.              Payment Explanation

When payments are made to you, the Company will provide you with a written statement explaining how your payments were calculated and the basis for the calculations. This statement will include any opinions or other advice the Company has received from auditors or consultants as to the calculation of your benefits. If your benefit is affected by the golden parachute limitation in Section 8, the Company will provide you with calculations relating to that limitation and any supporting materials you reasonably need to permit you to evaluate those calculations.

8.              Potential Limitations

a.              Golden Parachute Limitation

Your aggregate payments and benefits under this Agreement and all other contracts, arrangements, or programs shall not exceed the maximum amount that may be paid without triggering golden parachute penalties under Section 280G and related provisions of the Internal Revenue Code, as determined in good faith by the Company’s independent auditors. The preceding sentence shall not apply to the extent the shareholder approval requirements of Code Section 280G(b)(5) are satisfied. If your benefits must be reduced to avoid triggering such penalties, the Company shall reduce your benefits that are not considered deferred  compensation subject to Code Section 409A before it reduces any benefits that are considered deferred compensation subject to Code Section 409A. If an amount in excess of the limit set forth in this Section is paid to you, you must repay the excess amount to the Company on demand, with interest at the rate provided in Code Section 1274(b)(2)(B). You and the Company agree to cooperate with each other reasonably in connection with any administrative or judicial proceedings concerning the existence or amount of golden parachute penalties on payments or benefits you receive.

b.              Section 162(m) Limitation

To the extent payments or benefits under this Agreement would not be deductible under Code Section 162(m) if made or provided when otherwise due under this Agreement, they shall be made or provided later, immediately after Section 162(m) ceases to preclude their deduction, with interest thereon at the rate provided in Code Section 1274(b)(2)(B).

9.              Disability

Following a Change in Control, while you are absent from work as a result of physical or mental illness, the Company will continue to pay you your full salary and provide you all other compensation and benefits payable to you under the Company’s compensation or benefit plans, programs, or arrangements. These payments will stop if and when your employment is terminated by the Company for Disability as described in Section 20(h) hereof or at the end of the Term of this Agreement, whichever is earlier. Severance Benefits under this Agreement are not payable if you are terminated on account of your Disability.

10.       Effect of Reemployment

Your Severance Benefits will not be reduced by any other compensation you earn or could have earned from another source.

11.       Successors

a.              Assumption Required

In addition to obligations imposed by law on a successor to the Company, during the Term of this Agreement the Company will require any successor to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent  that the Company was required to perform. If the Company fails to obtain such an assumption and agreement before the effective date of a succession, you will be entitled to Severance Benefits as if you were terminated by the Company without Cause on the effective date of that succession.

b.              Heirs and Assigns

This Agreement will inure to the benefit of, and be enforceable by, your personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If you die while any amount is still payable to you under this Agreement, that amount will be paid to the executor, personal representative, or administrator of your estate.

12.       Amendments

This Agreement may be modified only by a written agreement executed by you and an authorized officer of the Company.

13.       Governing Law

This Agreement creates a “top hat” employee benefit plan subject to the Employee Retirement Income Security Act of 1974, and it shall be interpreted, administered, and enforced in accordance with that law; the Company is the “plan administrator.” To the extent that state law is applicable, the statutes and common law of the State of Virginia (excluding its choice of laws statutes or common law) shall apply.

14.       Claims

a.              When Required; Attorneys’ Fees

You do not need to present a formal claim to receive benefits payable under this Agreement. However, if you believe that your rights under this Agreement are being violated, you must file a formal claim with the Company in accordance with the procedures set forth in this Section. The Company will pay your reasonable attorneys’ fees and related costs in enforcing your rights under this Agreement.

b.              Initial Claim

Your claim must be presented to the Company in writing. Within 30 days after receiving the claim, a claims official appointed by the Company will consider  your claim and issue his or her determination thereon in writing. With your consent, the initial claim determination period can be extended further. If you can establish that the claims official failed to respond to your claim in a timely manner, you may treat the claim as having been denied by the claims official.

c.               Claim Decision

If your claim is granted, the benefits or relief you are seeking will be provided. If your claim is wholly or partially denied, the claims official shall, within three days, provide you with written notice of the denial, setting forth, in a manner calculated to be understood by you: (i) the specific reason or reasons for the denial; (ii) specific references to the provisions on which the denial is based; (iii)  a description of any additional material or information necessary for you  to perfect your claim, together with an explanation of why the material or information is necessary; and (iv) an explanation of the procedures for appealing denied claims. If you establish that the claims official has failed to respond to  your claim in a timely manner, you may treat the claim as having been denied by the claims official.

d.              Appeal of Denied Claims

You may appeal the claims official’s denial of your claim in writing to an appeals official designated by the Company (which may be a person, committee, or other entity) for a full and fair appeal. You must appeal a denied claim within five days after your receipt of written notice denying your claim, or within 60 days after such written notice was due, if the written notice was not sent. In connection with the appeals proceeding, you (or your duly authorized representative) may review pertinent documents and may submit issues and comments in writing. You may only present evidence and theories during the appeal that you presented during the initial claims stage, except for information the claims official requested you to provide to perfect the claim. You will irrevocably waive any theories you do not  in good faith pursue through the appeal stage, such as by failing to file a timely appeal request.

e.               Appeal Decision

The decision by the appeals official will be made within 60 days after your appeal request, unless special circumstances require an extension of time, in which case the decision will be rendered as soon as possible, but not later than ten days after your appeal request, unless you agree to a greater extension of that deadline. The appeal decision will be in writing, set forth in a manner calculated to be understood by you; it will include specific reasons for the decision, as well as specific references to the pertinent provisions of this Agreement on which the decision is based.

f.                 Procedures

The Company will adopt procedures by which initial claims and appeals will be considered and resolved; different procedures may be established for different claims. All procedures will be designed to afford you full and fair consideration of your claim.

g.              Arbitration

In the event that any dispute arises, following satisfaction of the claim procedures outlined in this Section 14, related to the validity, interpretation, enforcement or performance of this Agreement, the dispute shall be submitted to binding arbitration in accordance with the Employment Rules of the American Arbitration Association. The aggrieved party must give written notice of any claim to the other party no later than the expiration of the statute of limitations (deadline for filing) that the law prescribes for the claim. Otherwise, the claim shall be void  and deemed waived. The arbitrator may award any remedy that would otherwise be available to a court of competent jurisdiction. The decision of the arbitrator shall be final and binding and shall be fully enforceable in any court having jurisdiction and venue over the parties.  The arbitrator shall have no power to  alter, modify, ignore, or otherwise deviate from the express terms of this Agreement, and the arbitrator shall be bound by controlling law. The arbitrator’s decision shall be provided to the parties in writing and shall succinctly set forth the arbitrator’s findings of fact, conclusions of law, and remedy, if any. The cost of such arbitration shall be paid by the Company, except you shall pay an administrative fee equivalent to the filing fee to initiate a similar claim in the local court of general jurisdiction if you are the party initiating the claim. The parties hereto agree that any action to compel arbitration pursuant to this Agreement may be brought in the appropriate Virginia state court, and in connection with such action to compel, the laws of Virginia shall control. Application may also be  made to such court for confirmation of any decision or award of the arbitrator, for an order of enforcement and for any other remedies which may be necessary to effectuate such decision or award. The parties hereto hereby consent to the jurisdiction of the arbitrator and of such court and waive any objection to the jurisdiction of such arbitrator and court.

15.       Limitation on Employee Rights

This Agreement does not give you the right to be retained in the service of the Company.

16.       Validity

The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

17.       Counterparts

This Agreement may be executed in several counterparts, each of which will be deemed an original, but all of which will constitute one and the same instrument.

18.       Giving Notice

a.              To the Company

All communications from you to the Company relating to this Agreement must be sent to the Company to its principal business office in Springfield, Virginia, in writing, by registered or certified mail, or delivered personally.

b.              To You

All communications from the Company to you relating to this Agreement must be sent to you in writing, by registered or certified mail, or delivered personally, addressed as indicated at the end of this Agreement.

19.       Previous Change in Control Severance Agreements

This Agreement revises and replaces in its/their entirety any and all other Change in Control Agreement(s) that may have previously been entered in to between You and the Company.

20.       Definitions

a.              Agreement

“Agreement” means this contract, as amended.

b.              Beneficial Owner

“Beneficial Owner” has the meaning set “forth in Rule 13d-3 under the Exchange Act.

c.               Board

“Board” means the Board of Directors of the Company.

d.              Cause

“Cause” means any of the following:

(1)            you fail to carry out assigned duties after being given prior warning and an opportunity to remedy the failure,

(2)            you breach any material term of any employment agreement with the Company,

(3)            you engage in fraud, dishonesty, willful misconduct, gross negligence, or breach of fiduciary duty (including without limitation any failure to disclose a conflict of interest) in the performance of your duties for the Company, or

(4)            you are convicted of a felony or crime involving moral turpitude.

e.               Change in Control

“Change in Control” means the first of the following to occur after the date of this Agreement:

(1)           Acquisition of Controlling Interest

Any Person becomes the Beneficial Owner, directly or indirectly, of securities of the Company representing 25% or more of the combined voting power of the Company’s then outstanding securities. In applying the preceding sentence, securities acquired directly from the Company or its affiliates with the Company’s approval by or for the Person shall not be taken into account.

(2)           Change in Board Control

During the term of this Agreement, individuals who constituted the Board as of the date of this Agreement (or their approved replacements, as defined in the next sentence) cease for any reason to constitute a majority of the Board. A new director shall be considered an “approved replacement” director if his or her election (or nomination for election) was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the period or were themselves approved replacement directors; provided that any individual whose initial assumption of office occurs as a result of an actual or threatened election contest (as the term is used in Rule 14a-11 of Regulation 14A issued under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board shall not be considered an “approved replacement”.

(3)           Merger Approved

The shareholders of the Company approve a merger or consolidation of the Company with any other corporation unless: (a) the voting securities of the Company outstanding immediately before the merger or consolidation would continue to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 75% of the combined voting power of the voting securities of the Company or such surviving entity outstanding immediately after such merger or consolidation; and (b) no  Person acquires more than 25% of the combined voting power of the Company’s then outstanding securities.

(4)           Sale of Assets

The shareholders of the Company approve an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets.

(5)           Liquidation or Dissolution

A complete liquidation or dissolution of the Company.

(6)           Private Transaction

Any transaction or series of transactions not covered in paragraphs (1) through (5) above the result of which is the suspension of the Company’s duty to file reports under the Exchange Act as a result of the remaining number of holders of the Company’s common stock following such transaction or series of transactions.

f.                 Code

“Code” means the Internal Revenue Code of 1986, as amended.

g.              Company

“Company” means Versar, Inc. and any successor to its business or assets that (by operation of law, or otherwise) assumes and agrees to perform this Agreement. However, for purposes of determining whether a Change in Control has occurred in connection with such a succession, the successor shall not be considered to be the Company.

h.              Disability

“Disability” means that, due to physical or mental illness which is determined to be total and permanent by a physician selected by the Company or its insurer and acceptable to you or your legal representative: (i) you have been absent on a full- time basis from your duties with the Company for 180 consecutive business days;

(ii) the Company has notified you more than 30 days prior to your intended termination date that it intends to terminate you on account of Disability; and (iii) you do not resume the full-time performance of your duties within 30 days after receiving notice of your intended termination on account of Disability. Following the expiration of the 30 day period specified above, unless you have resumed full- time performance of your duties, your employment with the Company shall terminate immediately.

i.                 Exchange Act

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

j.                 Good Reason

“Good Reason” means the occurrence of any of the following events arising without your consent:

(1)           Demotion

Your duties and responsibilities are materially and adversely altered from those in effect immediately before the Change in Control (or, with respect to Section 3(b), the Potential Change in Control), or there is a material and adverse change in your reporting responsibilities or in the size of the budget you administer in effect immediately before the Change in Control (or, with respect to Section 3(b), the Potential Change in Control), provided that no demotion will be deemed to occur solely as a result of the Company ceasing  to be a public company, a change in your title, or your transfer to an affiliate.

(2)           Pay Cut

Your annual base salary is materially reduced.

(3)           Relocation

Your principal office is materially relocated, which increases your one-way commute to work by more than 50 miles, based on your residence when the transfer was announced.

(4)           Breach of Contract

The Company materially breaches this Agreement, your employment agreement or any other agreement between you and the Company pursuant to which you perform services for the Company or compensation and benefits are provided to you.

(5)           Improper Termination

The Company terminates your employment, other than pursuant to a notice of termination satisfying the requirements of Section 5 hereof.

However, an event that is or would constitute Good Reason shall cease to be Good Reason if: (a) you fail to provide written notice to the Company within 90 days following the initial existence of the event described in paragraphs (1) through (4) above; (b) the Company reverses or otherwise cures the event within 30 days of receiving such notice; (c) you do not terminate employment within 180 days after the event occurs; or (d) you were a primary instigator of the Good Reason event and the circumstances make it inappropriate for you to receive benefits under this Agreement (e.g., you agree temporarily to relinquish your position on the occurrence of a merger transaction you negotiate). If you have Good Reason to terminate employment, you may do so even if  you are on a leave of absence due to physical or mental illness or any other reason.

k.               Incentive Compensation

“Incentive Compensation” means the amount of cash and/or securities paid to you under all bonus, incentive or other programs for performance adopted by the Company for its executive officers and other key employees.

l.                 Person

“Person” has the meaning given in Section 3(a)(9) of the Exchange Act, as modified and used in Section 13(d) of that Act, and shall include a “group,” as defined in Rule 13d-5 promulgated thereunder. However, a Person shall not include: (i) the Company or any of its subsidiaries; (ii) a trustee or other fiduciary holding securities under an employee benefit plan of the Company or any of its subsidiaries; (iii) an underwriter temporarily holding securities pursuant to an offering of such securities; or (iv) a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of stock of the Company.

m.            Potential Change in Control

“Potential Change in Control” means that any of the following has occurred during the term of this Agreement:

(1)            Agreement Signed

The Company enters into an agreement that will result in a Change in  Control.

(2)            Notice of Intent to Seek Change in Control

The Company or any Person publicly announces an intention to take or to consider taking actions that will result in a Change in Control.

(3)            Board Declaration

With respect to this Agreement, the Board adopts a resolution declaring that a Potential Change in Control has occurred.

n.              Separation from Service

“Separation from Service” shall have the meaning set forth in Treas. Reg. § 1.409A-1(h).

o.              Severance Benefits

“Severance Benefits” means your benefits under Section 6 of this Agreement.

p.              Term of this Agreement

“Term of this Agreement” means the period that commences on the date of this Agreement and ends on the

(1)            subject to the remainder of this definition, the earlier of (the “Standard Termination Date”):

a.              May 12, 2015; or

b.              Your ceasing to serve in the position of Corporate Vice President, Human Resources prior to the occurrence of a Potential Change in Control or Change in Control; or

(2)         Notwithstanding paragraph (1) above and subject to paragraph (2) below, after a Potential Change in Control occurs, the end of the Term of this Agreement shall be deemed to be the later of:

a.              the Standard Termination Date; or

b.              the last day of the 6th calendar month beginning after the calendar month in which the relevant Potential Change in Control occurred during the Term of this Agreement; or

(3)         Notwithstanding paragraphs (1) and (2) above, after a Change in Control occurs, the end of the Term of this Agreement shall be deemed to be the later of:

a.              the Standard Termination Date; or

b.              the last day of the 24th calendar month beginning after the calendar month in which the relevant Change in Control occurred during the Term of this Agreement.

21.       Section 409A

a.              Notwithstanding anything in this Agreement to the contrary, if any amounts that become due under this Agreement on account of your termination of employment constitute “nonqualified deferred compensation” within the meaning of Code Section 409A, payment of such amounts shall not commence until you incur a Separation from Service.

b.              Notwithstanding any provision to the contrary in this Agreement (other than Section 21(c) below) no payments to which you become entitled under this Agreement shall be made or paid to you prior to the earlier of (1) the expiration of the six-month  period measured from the date of  your Separation from Service with the Company or (2) the date of your death, if you are deemed at the time of the Separation from Service a “specified employee” within the meaning of Code Section 409A, and such delayed commencement is otherwise required in order to avoid a prohibited distribution under Code Section 409A(a)(2). Upon expiration of the applicable deferral period, all payments deferred pursuant to this Section 21(b) shall be paid to you in a lump sum, and any remaining payments due under this Agreement shall be paid in accordance with the remaining payment dates specified herein.

c.               The six-month holdback set forth in Section 21(b) above shall not be applicable to  any cash Severance Benefits under Section 6 that are paid to you by March 15 of the calendar year following the calendar year in which you become entitled to Severance Benefits.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

Date:	May 12, 2014	By: Versar, Inc.
/s/ Anthony L. Otten
Anthony L. Otten
Chief Executive Officer

Date:	May 12, 2014	/s/ Alessandria Albers
Alessandria Albers

Company notices to you shall be addressed as follows (or in any other manner you notify the Company to use):

1239 Summerfield Drive
Herndon, VA 20170